Exhibit 99.1

For Immediate Release

Unitil Contact:

George Gantz

603-773-6569

gantz@unitil.com

Maine and New Hampshire Regulators Approve Unitil Purchase of Northern Utilities

Hampton, NH – October 14, 2008: Unitil Corporation (NYSE:UTL) www.unitil.com today reported that the Public Utilities Commissions in New Hampshire and Maine (the “Commissions”) have both announced their approval of Unitil’s proposed acquisition of Northern Utilities, Inc. (“Northern”) from NiSource, Inc. (“NiSource”.) The Commissions also approved the financing plans for the transaction. Regulatory approval is now pending in Massachusetts. The transaction is scheduled to close by the end of the year.

“We acknowledge the hard work and thorough review by the regulatory commissions and staff in these proceedings, and we are gratified by their confidence and trust in Unitil’s ability to assure public safety, reliability and service,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer. “We are committed to a seamless and orderly transition of Northern and Granite customers and operations from NiSource to Unitil.”

The regulatory process in both Maine and New Hampshire included the negotiation and filing of settlement agreements reflecting commitments by Unitil with respect to Northern’s rates, customer service and operations and for enhanced safety and reliability programs. The settlement agreements have been approved.

About Unitil:

Unitil Corporation is a public utility holding company with subsidiaries providing electric service in New Hampshire and electric and gas service in Massachusetts and energy services throughout the northeast. Its subsidiaries include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp., and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.

On February 15, 2008, Unitil entered into a Stock Purchase Agreement with NiSource and Bay State Gas Company, a wholly owned utility subsidiary of NiSource, to acquire all of the outstanding stock of Northern and Granite State Gas Transmission, Inc. (“Granite”) for $160 million plus a net working capital adjustment. Northern’s principal business is the retail distribution of natural gas to approximately 53,000 customers located in 44 coastal New Hampshire and southern Maine communities. Granite is a natural gas transmission company, principally engaged in the business of providing natural gas transportation services to Northern for its access to natural gas pipeline supplies.

Forward-Looking Statements:

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.